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                              ACCOUNTANTS' CONSENT

The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to the inclusion of our report dated February 26, 1999, with respect to the consolidated balance sheet of Rally's Hamburgers, Inc. and subsidiaries as of December 28, 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the year ended December 28, 1998, which report is incorporated by reference in the Form 8-K of Checkers Drive-In Restaurants, Inc. dated August 24, 1999.


                                        KPMG LLP
Tampa, Florida
August 24, 1999